SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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THE COAST DISTRIBUTION SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

(408) 782-6686

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 31, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of The Coast Distribution System, Inc., a Delaware corporation (the “Company”), will be held at the Executive Offices of the Company, 350 Woodview Avenue, Morgan Hill, California, on Wednesday, August 31, 2005, at 10:00 A.M., Pacific Time, for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)	To elect John W. Casey as the Class II Director of the Company for a term of three years or until his successor is elected and has qualified.

(2)	To approve the 2005 Stock Incentive Plan which authorizes the Company to grant, to officers, directors, employees and service providers of the Company and its subsidiaries, options and restricted rights to purchase up to an aggregate of 350,000 shares of the Company’s common stock.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 15, 2005 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 4,512,449 shares of our common stock were outstanding and entitled to be voted.

By Order of the Board of Directors

Sandra A. Knell

Secretary

July 27, 2005

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

Any stockholder present at the Meeting may withdraw his or her proxy and vote in person on each matter brought before the Meeting. However, stockholders whose shares are held in the name of a broker or other nominee and who desire to vote their shares at the Meeting should bring with them a proxy or letter from that firm confirming their ownership of those shares.

THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be Held August 31, 2005

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The Coast Distribution System, Inc., a Delaware corporation (the “Company”), for use at its 2005 Annual Meeting of Stockholders to be held on Wednesday, August 31, 2005, at 10:00 A.M., at the executive offices of the Company, 350 Woodview Avenue, Morgan Hill, California 95037. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about July 27, 2005.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING,

SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT

AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple Proxies. If you want all of your votes to be counted, please be sure to sign, date and return all of those Proxies.

Who May Vote?

If you were a stockholder on the records of the Company at the close of business on July 15, 2005, you may vote at the 2005 Annual Meeting, either in person or by proxy. On that day, there were 4,512,449 shares of our common stock outstanding and entitled to vote.

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and will be voted at the Annual Meeting.

How Many Votes Do I Have?

Each share is entitled to one vote on all matters presented for a vote of the stockholders. However, our Certificate of Incorporation provides that, if any stockholder in attendance at the Annual Meeting announces an intention to cumulate votes in the election of directors prior to the voting, then all stockholders will be entitled to cumulate votes in that election. With cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by such stockholder, and those votes may be cast for a single candidate for director or distributed among as many candidates in such proportions as the stockholder desires. However, in accordance with the applicable provisions of the Company’s Certificate of Incorporation, no stockholder may cumulate votes for any candidate for director unless the name of such candidate is placed in nomination before the voting and any stockholder gives notice, at the Annual Meeting and before the voting, of such stockholder’s intention to cumulate his or her votes. If such notice is given by any stockholder entitled to vote at the Annual Meeting, then every stockholder entitled to vote at the Annual Meeting will be entitled to cumulate his or her votes in the election of directors.

However, since only one director is being elected at the Annual Meeting in 2005, all votes can be cast for no more than a single nominee and, therefore, cumulative voting will have no effect on the outcome of the election.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the Meeting, and not revoked, will be voted as directed by you on that proxy card. If you provide no specific direction, your shares will be voted FOR the election of the Class II Director nominated by the Board and FOR approval of the 2005 Stock Incentive Plan (Proposal No. 2).

If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your shares are held in a brokerage account or by a nominee, please read the information below under captions “How May I Vote” and “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

How May I Vote?

Stockholders may complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided with this Proxy Statement. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except for shares held by brokers, banks and other nominees, as described below). If you forget to sign your proxy card, your shares cannot be voted. However, if you sign your proxy card, but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

In the alternative, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy card or form that will enable you to vote your shares in person at the Annual Meeting.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of Coast Distribution common stock in a brokerage or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker or the nominee holder of your shares. We ask brokers and nominee holders to obtain voting instructions from the beneficial owners of shares of our common stock. Proxies that are sent to us by brokers or nominee holders on your behalf will count toward a quorum and will be voted in accordance with the instructions that you have provided to the broker or nominee holder of your shares. If you fail to provide voting instructions, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Class II Director nominated by the Board (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules). However, under New York Stock Exchange Rules applicable to brokerage firms and followed by most other nominee holders, without your instructions your shares will not be voted by your broker or nominee holder on the proposal to approve the 2005 Stock Incentive Plan (Proposal No. 2 below).

Required Vote

Quorum Requirement.    Our Bylaws require that a quorum—that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting—be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement). Assuming a quorum of the stockholders is present in person or by proxy at the Annual Meeting, the following voting requirements will apply:

Election of Directors.    A plurality of the votes cast is required for the election of the Class II Director. As a result, the nominee who receives the highest number of votes cast will be elected as the Class II Director. Any shares voted to “Withhold Authority” are not counted as votes cast in the election of directors and, therefore, will have no effect on the outcome of the election. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, which are known as “broker non-votes”, also are not counted as votes cast. However, shares voted to Withhold Authority and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Approval of 2005 Stock Incentive Plan.    The affirmative vote of a majority of the shares that are present in person or by proxy and are voted is required to approve the 2005 Stock Incentive Plan and abstentions on this Proposal will have the same effect as a vote against the Proposal. Broker non-votes, however, will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

•	Sending a written notice that you are revoking your proxy addressed to the Secretary of the Company, at 350 Woodview Avenue, Morgan Hill, California 95037 and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•	Returning a new proxy by mail at a later date than your prior proxy. To be effective, that later dated proxy must be received by the Company before the Annual Meeting commences.

•	Attending the Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, and you want to change the voting instructions you have previously given to the broker or nominee holder, you will need to contact your broker or the nominee holder to ascertain the actions you will need to take to change your previous voting instructions.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 15, 2005, information regarding the ownership of the Company’s outstanding common stock by each person known to management to own, beneficially or of record, more than five percent (5%) of those shares and by each director-nominee and each director and executive officer of the Company and all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas R. McGuire 350 Woodview Avenue Morgan Hill, CA 95037	544,833	(2)	11.9%

Dimensional Fund Advisors 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	301,000	(3)	6.7%

Advisory Research, Inc. 180 North Stetson Street, Suite 5500 Chicago, IL 60601	266,200	(4)	5.9%

Lone Star RV Sales, Inc. Scott Byrne and Gordon Byrne 14444 North Freeway, Houston, TX 77090	252,900	(5)	5.6%

JB Capital Partners, L.P. Alan W. Weber 5 Evan Place, Armonk, NY 10504	235,100	(6)	5.2%

Robert S. Throop	23,000	(7)	*

Ben A. Frydman	19,000	(7)	*

John W. Casey	21,000	(7)	*

Leonard P. Danna	4,000	(7)	*

Sandra A. Knell	159,215	(8)	3.5%

David A. Berger	95,081	(8)	2.1%

Dennis A. Castagnola	74,168	(8)	1.6%

All directors and officers as a group (8 persons)	940,297	(9)	19.5%

*	Less than 1%.

(1)	Beneficial ownership includes voting or dispositive power with respect to the shares shown as beneficially owned. Shares subject to options that are exercisable, or that will become exercisable during the 60-day period ending September 13, 2005, are deemed outstanding for purposes of computing the shares and percentage ownership of the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise indicated and except for the effect of community property laws, the persons listed in this table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

(2)	Includes 48,750 shares subject to outstanding stock options that were exercisable as of July 15, 2005 or will become exercisable sometime during the succeeding the 60-day period ending September 13, 2005.

(3)	In a report filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc., an investment advisor registered under Section 201 of the Investment Advisors Act of 1940 (“DFA”), reported that (i) these shares are owned by four investment companies registered under the Investment Company Act of 1940 for which DFA serves as investment advisor and certain commingled group trusts and separate accounts for which DFA serves as investment manager; and (ii) although DFA possesses sole voting and dispositive power with respect to these shares, DFA disclaims beneficial ownership of these shares.

(4)	In a report filed with the Securities and Exchange Commission, Advisory Research, Inc., an investment advisor under Section 201 of the Investment Advisors Act of 1940, reported that it holds sole voting and dispositive power with respect to all of these shares.

(5)	In a report filed with the Securities and Exchange Commission, Lone Star RV Sales, Inc. reported that it possesses sole ownership and dispositive power with respect to these shares and that it disclaims beneficial ownership of 13,000 shares owned by Scott Byrne and 10,000 shares owned by Gordon Byrne.

(6)	In a report filed with the Securities and Exchange Commission, JB Capital Partners, L.P and Alan W. Weber, its general partner, reported that they share voting and dispositive power and, therefore, share beneficial ownership with respect to 234,100 of these shares and that Mr. Weber is the sole beneficial owner of, with sole voting and dispositive power over, the other 1,000 shares.

(7)	Includes shares subject to outstanding stock options that were exercisable as of July 15, 2005 or will become exercisable sometime during the succeeding 60-day period ending September 13, 2005, as follows: Mr. Throop—18,000 shares; Mr. Frydman—18,000 shares; Mr. Casey—14,000 shares; and Mr. Danna—4,000 shares.

(8)	Includes shares subject to outstanding stock options that were exercisable as of July 15, 2005 or will become exercisable sometime during the succeeding 60-day period ending September 13, 2005, as follows: Ms. Knell—71,250 shares; Mr. Berger—63,750 shares; and Mr. Castagnola—64,650 shares.

(9)	Includes a total of 302,400 shares subject to outstanding stock options that are currently exercisable or will become exercisable sometime during the 60-day period ending September 13, 2005.

ELECTION OF DIRECTORS

(Proposal One)

The authorized number of directors of the Company is five. The Company’s Bylaws provide for a classified Board of Directors comprised of three classes, with one class of directors elected in successive years, each for a term of three years. The incumbent director in Class II, John W. Casey, holds office until, and has been nominated by the Board for re-election for a three year term, at the upcoming Annual Stockholders Meeting to be held on August 31, 2005. The Class III Directors, Thomas R. McGuire and Ben A. Frydman, hold office until the 2006 Annual Stockholders’ Meeting; and Robert S. Throop and Leonard P. Danna, hold office until the 2007 Annual Stockholders’ Meeting.

Unless authority to vote has been withheld, the persons named as proxy holders in the enclosed proxy intend to vote the shares represented by that proxy at the Annual Meeting for the election of Mr. Casey as the Class II Director of the Company to serve for a term of three years or until his successor is elected and qualified. Mr. Casey was elected as a Class II director of the Company at its Annual Meeting held in 2002 for a term of three years. Mr. Casey has consented to serve as a Director of the Company if he is elected at the Annual Meeting. If, before the election, Mr. Casey should become unavailable, for any reason, to serve as a director of the Company, then the votes represented by the enclosed proxy will be voted for the election of such substitute nominee as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that Mr. Casey will become unavailable to serve.

Vote Required and Recommended by the Board of Directors

Under Delaware law, the nominee for election as the Class II Director receiving the highest number of votes at the Annual Meeting will be elected. As a result, proxies voted to “Withhold Authority” and broker non-votes will have no practical effect on the outcome of the election.

Set forth below is certain information, as of July 15, 2005, with respect to Mr. Casey, who is the Board’s nominee for election as the Class II Director at the Annual Meeting, and with respect to the continuing Directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

MR. CASEY AS THE CLASS II DIRECTOR OF THE COMPANY.

Nominees and Directors

Name and Age	Position with the Company or the Board of Directors
Class II Director and Nominee John W. Casey, 63	Director and Chairman of the Compensation Committee

Class III Directors Thomas R. McGuire, 61 Ben A. Frydman, 58	Chairman, Chief Executive Officer and Director Director and Assistant Secretary

Class I Directors Robert S. Throop, 67 Leonard P. Danna, 52	Director Director and Chairman of the Audit Committee

John W. Casey has served as a director of Coast Distribution since August 1998. He is also the Chairman of the Compensation Committee of the Board of Directors of the Company. From 1980 and until his retirement in 1994, Mr. Casey was President and Chief Executive Officer of Shurflo Pump Mfg. Company (“Shurflo”), which is engaged in the manufacture and sale of pumps used in pumping and circulating water or other liquids in a variety of products and equipment, including recreational vehicles and soft drink dispensing machines. Mr. Casey also serves as a director of the Deschutes Basin Land Trust.

Thomas R. McGuire is a founder of the Company and has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1977.

Ben A. Frydman has served as a director of the Company since 1988. Mr. Frydman is, and for more than five years has been, engaged in the private practice of law, as a member and shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation, which provided legal services to the Company in 2004 and is expected to provide legal services to the Company in 2005. Mr. Frydman also is a director of Collectors Universe, Inc., a publicly traded company which is engaged in the business of providing grading and authentication and other value added services to collectors and dealers of rare coins, sportscards, vintage stamps and autographs. He also is a founding member of the Board of Directors of the Forum for Corporate Directors of Orange County, which is a nonprofit corporation that conducts educational programs focusing on corporate governance. Mr. Frydman has a B.A. degree, with honors, from UCLA and a Juris Doctor degree, with honors, from Harvard Law School.

Robert S. Throop has served as a director of the Company since 1995. Until his retirement in late 1996, and for more than the prior five years, Mr. Throop was the Chairman and Chief Executive Officer of Anthem Electronics, Inc. (“Anthem”), which is a national distributor of semiconductor and computer products. Mr. Throop is also a director of the Manitowoc Company, a publicly traded company that is a leading manufacturer of industrial cranes, and Azerity, which is a privately owned business.

Leonard P. Danna has served as a director of the Company and Chairman of the Audit Committee of the Board of Directors since November 2003. Mr. Danna is, and since April 1999 he has been an audit partner with the accounting firm of Vavrinek, Trine Day & Co., LLP. From August 1985 to April 1999 Mr. Danna was an audit partner with Grant Thornton LLP.

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with Delaware law and our Bylaws, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with management of the Company and its subsidiaries, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During the fiscal year ended December 31, 2004, the Board of Directors of the Company held a total of 6 meetings and all of the directors attended at least 75 percent of the total of those meetings and the meetings of the Board committees on which they served during 2004.

Our Board members are encouraged to prepare for and attend all meetings of our stockholders and all meetings of the Board and the Board committees of which they are members. All five of our directors attended the 2004 Annual Meeting of Stockholders.

Number of Directors

The Board currently consists of five members. Our Bylaws provide that the Board of Directors is authorized to change the authorized number of directors from time to time, as it deems to be appropriate.

Term of Office of Directors

The Company’s Bylaws provide for a classified Board of Directors made up of three classes of approximately equal size, with one class of directors elected in successive years, each for a term of three years. The Board of Directors believes that a classified Board of Directors enhances the continuity of management of the Company, by insuring that at all times at least a majority of the directors will have prior experience on the Board. If a vacancy occurs in any Board position between Annual Meetings, the Board may fill the vacancy by electing a new director to that position. The Board of Directors also may create a new director position, assigning that position to one of the three classes of directors, and electing a new director to hold that position for a term ending at the Annual Meeting at which that class of directors will next stand for election. As a general rule, subject to the requirement that the classes of directors be comprised of an approximately equal number of directors, the Board will assign any such newly elected director to the class of directors that will stand for election at the first Annual Meeting that is scheduled to take place thereafter in order to give stockholders the opportunity, at the earliest practicable date, to vote on the election of that director.

Director Independence

The Board has determined, after careful review, that each member of the Board is independent under the definition of independence set forth in rules of the American Stock Exchange that are applicable to companies with shares listed on that Exchange (the “AMEX listed company rules”), with the exception of Mr. McGuire, our Chief Executive Officer. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or may have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

Accordingly, based on the Board’s independence evaluation, four out of five of the current members of the Board are independent directors. In addition, all of the members of the standing committees of the Board are independent directors.

Communications with the Board

Stockholders and other parties interested in communicating with the non-management directors as a group may do so by writing to the Corporate Secretary, The Coast Distribution System, Inc., 350 Woodview Avenue, Morgan Hill, California 95037. The Corporate Secretary will review and forward to appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Board’s Audit Committee.

Corporate Governance Policies

Our Directors believe that sound governance practices and policies provide an important framework to assist them in fulfilling their duties to the Company’s stockholders. In May 2004, our Board adopted the following governance policies, which include a number of policies and practices under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the AMEX listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by those policies include:

•	Director Qualifications. Candidates for election to the Board will be evaluated on the basis of each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and his or her ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•	Independence and Responsibilities of Directors. A majority of the Directors will be independent directors (as defined in the AMEX listed company rules). Additionally, Directors are expected to act in the best interests of all stockholders; develop and maintain a sound understanding of our business and the industry in which we operate; prepare for and attend Board and Board committee meetings; and provide active, objective and constructive participation at those meetings.

•	Director Access to Management. Directors are to be permitted access to members of management and members of management will provide presentations, regarding the functional areas of our business for which they are responsible, to the Board.

•	Adequate Funding for the Board and its Committees. The Company will provide the funding necessary to enable the Board of Directors and each of its committees to retain independent advisors as the Board or such committees, acting independently of the Board, deem to be necessary or appropriate.

•	Director Participation in Continuing Education Programs. New directors will participate in programs designed to familiarize them with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each incumbent director is expected to participate in continuing education programs relating to developments in the Company’s business and to corporate governance.

•	Annual Performance Evaluations. The Board and each Board committee will conduct an annual self-assessment of its performance.

•	Regularly Scheduled Executive Sessions Without Management. The independent directors of the Board will schedule and hold their own separate sessions to consider and evaluate the performance of the Company and its management and such other matters as they deem appropriate. In addition, the Audit Committee shall meet separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees. The Code also sets forth specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business and Ethical Conduct is posted on our Internet website at www.coastdistribution.com. We also intend to disclose, on our Internet website, any amendments to the Code and any waivers of its requirements that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance policies discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules were adopted.

Each of our Board committees has adopted a charter that sets forth its authority and responsibilities and that complies with applicable AMEX listed company rules. You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting our Internet website at www.coastdistribution.com.

Committees of the Board of Directors

The Board has two standing committees: an Audit Committee and a Compensation Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2004 is set forth below. The Board of Directors, as a whole, functions as a Board Nominating Committee.

Audit Committee and Financial Experts.     The members of the Audit Committee are Leonard P. Danna, its Chairman, Robert S. Throop and John W. Casey. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the AMEX listed company rules and the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors also has determined that each of Messrs. Danna and Throop meets the definition of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”). The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Interested stockholders can obtain a copy of that Charter at our Internet website at www.coastdistribution.com. The Audit Committee held a total of 5 meetings during fiscal 2004. To ensure independence, the Audit Committee also meets separately with our outside auditors and members of management, respectively.

Compensation Committee.     The members of the Compensation Committee are John W. Casey, who serves as the Committee’s Chairman, Robert S. Throop and Leonard Danna, each of whom is independent (as defined in the AMEX listed company rules). The Compensation Committee (i) sets the salaries of the Company’s executive officers, (ii) establishes incentive compensation and other benefit plans for our executive officers, and sets the performance targets and awards under management bonus programs; and (iii) administers, and makes determinations with respect to the granting and terms of stock options and rights to purchase common stock under, the Company’s Stock Incentive Plans. The Compensation Committee operates under a charter that sets forth the role and responsibilities of the Committee. A copy of that charter, which complies with applicable AMEX listed company rules, is accessible at our website at www.coastdistribution.com. The Compensation Committee held 3 meetings during fiscal 2004 and on one other occasion took action by unanimous written consent of the members of the Committee.

Nominating Committee.     The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our stockholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. The Board’s primary responsibility, when acting as Nominating Committee, is to identify and screen new candidates for Board membership. Each of the Board members, other than Mr. McGuire, is an “independent director” within the meaning of the AMEX listed company rules that are applicable to membership on a Board Nominating Committee and the Board has decided that actions of the Board, in its role as Nominating Committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as Nominating Committee. A copy of that charter, which complies with applicable AMEX listed company rules, is accessible at our website at www.coastdistribution.com. The Board met one time during 2004 in its role as Nominating Committee.

The Director Nominating Process.    In identifying new candidates for membership on the Board, the Directors will seek recommendations from existing Board members and executive officers. In addition, the Board intends to consider any candidates that may be recommended by any of the Company’s stockholders who make those recommendations in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified Board candidates.

In assessing and selecting new candidates for Board membership, the Board of Directors will consider such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendation of Board Candidates.    Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and any other person or persons (naming such other person or persons), on the other hand; (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Directors’ Compensation

Directors who also are employees or officers of the Company receive no compensation for serving as directors. In 2004, non-employee directors were paid a retainer of $6,000 per year and a fee of $1,500 for each Board meeting attended and were reimbursed for the out-of-pocket expenses incurred in attending those meetings. No separate compensation was paid for attending meetings of Committees of the Board of Directors on which directors serve.

Beginning in fiscal 2005, the annual retainer paid to each non-employee director is $8,000 and non-employee directors will receive fees of (i) $2,000 for each Board of Directors meeting attended (ii) $2,000 for attending any meeting of a Board Committee held on a date other than the date of a Board meeting. Out of pocket expenses incurred by non-employee directors in attending those meetings will continue to be reimbursed by us.

Our 1999 Stock Incentive Plan provides that each non-employee director is to be automatically granted, each year on the date of the Company’s Annual Stockholders Meeting, options to purchase 2,000 shares of our common stock at an exercise price that is equal to the fair market value of our shares on the date of grant. Upon joining the Board, each new non-employee director receives an option to purchase 2,000 shares, which becomes exercisable in full one year after the date of grant. Accordingly, each of Messrs. Throop, Frydman and Danna will automatically receive and, if re-elected as a Class II Director, Mr. Casey also will receive, a grant of options to purchase 2,000 shares of our common stock at the upcoming Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to us, we believe that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 for the year ended December 31, 2004, that were applicable to our directors, executive officers and the holders of more than 10% of our outstanding shares, were satisfied, except that Statements of Changes in Beneficial Ownership, on Form 4, to report the automatic option grants to the non-employee directors at the time of the 2004 Annual Meeting were inadvertently filed late.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation received in each of the years in the three year period ended December 31, 2004, by the Company’s Chief Executive Officer and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2004 exceeded $100,000 (collectively, the “Named Officers”):

Summary Compensation Table

	Annual Compensation			Stock Options
Name and Principal Position	Year	Salary(1)	Bonus ($)(2)	Shares (#)
Thomas R. McGuire Chairman and Chief Executive Officer	2004 2003 2002	$236,232 224,249 224,249	$111,000 61,000 26,400	5,000 0 0

Sandra A. Knell Executive Vice President and Chief Financial Officer	2004 2003 2002	$157,817 148,750 148,750	$75,000 42,000 13,200	5,000 0 0

Dennis A. Castagnola Executive Vice President—Sales	2004 2003 2002	$128,676 119,925 110,500	$55,000 31,000 13,200	5,000 0 0

David A. Berger Executive Vice President—Operations	2004 2003 2002	$119,185 110,500 110,500	$55,000 31,000 13,200	5,000 0 0

(1)	In the second half of 2001, the respective salaries of Mr. McGuire and the other Named Officers were reduced by 15% as part of a Company-wide cost reduction program. Those reductions remained in effect throughout 2002 and 2003. During 2004, their salaries were restored to the pre-reduction levels. Salary figures shown in this table reflect those reductions throughout fiscal 2002 and fiscal 2003. The 2004 salaries in this table reflect a partial restoration of their salaries, beginning from the effective date during 2004 that the restoration was first implemented.

(2)	Bonuses paid for 2004, 2003 and 2002 were awarded under annual management bonus programs approved by the Compensation Committee of the Board of Directors. See “Report of the Compensation Committee” below in this Proxy Statement for additional information regarding these annual management bonus programs.

Option Grants

The following table sets forth information regarding options to purchase shares of our common stock that were granted to the Named Officers during the fiscal year ended December 31, 2004:

	Number of Securities Underlying Options	Percent of Total Options Granted to All Employees in Fiscal 2004(1)	Exercise Price ($/ Share)(2)	Expiration Dates(3)	Potential Realizable Value of Options at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
Thomas R. McGuire	5,000	20.0%	$6.10	2014	$19,200	$48,650
Sandra A. Knell	5,000	20.0%	$6.10	2014	$19,200	$48,650
Dennis A. Castagnola	5,000	20.0%	$6.10	2014	$19,200	$48,650
David A. Berger	5,000	20.0%	$6.10	2014	$19,200	$48,650

(1)	During the fiscal year ended December 31, 2004, we granted options to purchase an aggregate of 33,000 shares of common stock to our directors and employees (which includes the options set forth in the above table).

(2)	In each case, the options were granted at an exercise price that was equal to the closing price per share of our common stock as reported by the American Stock Exchange (AMEX) on their respective grant dates. The closing price per share of the Company’s common stock on December 31, 2004, as reported by AMEX, was $7.35.

(3)	Each of these options becomes exercisable in four annual installments, each for a number of shares equal to 25% of the total number of shares subject to the option, commencing one year after their respective dates of grant, and will expire on the 10th anniversary of the respective dates of grant, unless sooner exercised or terminated.

(4)	Potential realizable value is based on the assumption that our common stock appreciates at annual rates of 5% and 10%, compounded annually during the respective ten-year terms of the options. These amounts were calculated based Securities and Exchange Commission requirements and are not projections or estimates by us of our future stock price growth.

Option Exercises in 2004 and Year-End 2004 Stock Option Data

Set forth below is information regarding the options exercised during fiscal 2004 by each of the Named Officers and the fiscal year-end values of the unexercised “in-the-money options” options that the Named Officers held at December 31, 2004:

Name	Shares Acquired On Exercise	Value Received	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas R. McGuire	40,000	$223,654	67,500	5,000	$254,950	$6,250
Sandra A. Knell	57,500	$206,200	70,000	5,000	$272,400	$6,250
Dennis A. Castagnola	4,600	$26,550	63,400	5,000	$296,015	$6,250
David A. Berger	0	$0	75,500	5,000	$350,525	$6,250

(1)	The value, as of December 31, 2004, of the “in the money” options held by the Named Officers was determined on the basis of the closing price of the Company’s common stock on the AMEX on December 31, 2004, which was $7.35 per share.

Granted and Available Options under Option Plans.

The following table provides information relating to our equity compensation plans as of December 31, 2004:

	Column A		Column B		Column C
	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by stockholders:

Stock option plans	454,899		$3.33		115,500	(2)
Employee stock purchase plan(1)	N/A	(1)	—	(1)	201,190

Equity compensation plans not approved by stockholders	—		—		—

	454,899		$3.33		316,690

(1)

This plan is available to all full time employees (who do not own more than 5% of our outstanding shares) and participation is voluntary. Employees who desire to participate must elect to do so at the beginning of an annual “purchase” period at which time they must authorize payment for the shares they will purchase by payroll deduction to be made ratably over the purchase period. The price of the shares is determined at the end of the purchase period, at which time the participants have the option of having their withholdings applied to purchase shares under the plan or withdrawing from the plan, in which case their accumulated payroll deductions are refunded. The price at which shares are sold under the plan is 85% of the market price of our shares at the beginning of the purchase period, or at the end of the purchase period, whichever is lower.

(2)	As of July 15, 2005, this number had declined to 61,500 shares.

COMPENSATION COMMITTEE INTERLOCKS

In fiscal 2004, the members of the Compensation Committee were John W. Casey, Robert S. Throop, and Leonard P. Danna, each of whom is a non-employee director of the Company. None of our executive officers served on the board of directors or compensation committee of any corporation or other entity which has one or more of its executive officers serving as members of our Board of Directors or its Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is a standing committee of our Board of Directors. The Compensation Committee is responsible for adopting and evaluating the effectiveness of our management compensation policies and programs and for determining the compensation of our executive officers.

The following report is submitted by the members of the Compensation Committee with respect to the executive compensation policies that the Committee has established and the compensation paid or awarded to the our Chief Executive Officer and the other Named Officers for fiscal 2004.

Compensation Policies and Objectives

In determining the compensation of and adopting compensation programs for the Named Officers and other management employees, the Compensation Committee is guided by three basic principles:

•	Coast Distribution must offer competitive salaries and benefits to be able to attract and retain highly-qualified and experienced executives and other key management personnel.

•	Annual cash compensation in excess of base salaries should be tied primarily to Coast Distribution’s performance or a combination of its performance and the achievement by Named Officers of specific goals established for them by the Board or Committee.

•	The financial interests of senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, and other forms of equity-based compensation, under equity incentive programs that reward executives for improvements in the market performance of Coast Distribution’s common stock. It is the Compensation Committee’s policy, as well, to submit all such stock incentive programs for approval by the stockholders and to place limits on the number of shares for which options or stock purchase rights may be granted under those programs.

Salaries and Employee Benefits Programs

In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, Coast Distribution strives to offer salaries and health care and other employee benefit programs to its executives and other key management employees which are comparable to those offered by competing businesses. In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs offered by competing businesses. Another factor which is considered in establishing salaries of executive officers is the cost of living in Northern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

In order to retain qualified management personnel, Coast Distribution also has followed the practice of seeking to promote executives from within the Company whenever that is practicable. The Compensation Committee believes that this policy enhances employee morale and provides continuity of management. Generally, modest salary increases are made in conjunction with such promotions.

In the second half of 2001, the respective salaries of Mr. McGuire, Ms. Knell and Messrs. Berger and Castagnola were reduced by 15% as part of a Company-wide cost reduction program. Those reductions remained in effect throughout 2002 and 2003. During 2004, their salaries were restored to the pre-reduction levels. Salary figures shown in the Summary Compensation Table included in this Proxy Statement reflect those reductions in each of fiscal 2002 and 2003. The 2004 salaries in that Table reflect a partial restoration of their salaries, beginning from the effective date during 2004 that the restoration was first implemented.

Performance-Based Compensation

The Compensation Committee believes that, as a general rule, annual compensation in excess of base salaries should be made dependent primarily on Coast Distribution’s performance. Accordingly, during the first half of each fiscal year, the Compensation Committee establishes an annual bonus compensation program for the Named Officers and other key management personnel. The program establishes a net earnings goal for the fiscal year and provides that if the goal is achieved, a bonus pool will be established from which bonuses will be paid to participants in the program, including the Named Officers. The amount of the bonus pool depends on the extent to which the net earnings goal is exceeded.

The earnings goal for each year’s annual bonus program is established on the basis of the annual operating plan for that year that is initially developed by management and then is submitted to the Board of Directors for its review, possible modification and approval. The annual operating plan, which is designed to maximize the profitability within the constraints of prevailing economic and competitive conditions, some of which are outside of management’s control, is developed on the basis of (i) the prior year’s financial performance; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, can be expected to affect the level of sales that can reasonably be expected to be achieved; (iii) historical operating costs, as adjusted for anticipated increases in costs resulting from pricing changes by vendors or changes in economic conditions and any cost savings that management believes can be realized during the upcoming year; and (iv) competitive conditions in the Company’s markets. By taking all of these factors into account, the earnings goal in the annual operating plan, which also is the basis on which bonus awards are determined under the annual management bonus program, is fixed at what is believed to be a realistic level so as to make the incentives under the bonus program meaningful to executives and to avoid penalizing plan participants for conditions outside of their control.

In certain instances, bonuses under an annual bonus program are awarded not only on the basis of the Coast Distribution’s overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for an executive’s efforts in achieving greater than anticipated cost savings, or establishing new or expanding existing markets for the Company’s products. Typically, the maximum bonus that may be awarded for achievement of specific objectives is determined early in the year to provide the requisite incentive for such performance.

As a result of these performance-based bonus programs, executive compensation generally increases in those years in which profitability increases. On the other hand, in years in which Coast Distribution experiences less than anticipated profit growth, such bonuses and, therefore, also total executive compensation tend to be lower. During fiscal 2004, net earnings not only exceeded the earnings goal established in the 2004 management bonus plan, but exceeded fiscal 2003 net earnings by 80%, notwithstanding the fact that in 2003 earnings had doubled as compared as to 2002. As a result of the net earnings performance in 2004, the bonuses awarded the Named Officers for, and the total cash compensation earned by the Named Officers in, fiscal 2004 exceeded their respective bonus awards and their total cash compensation for each of the two preceding fiscal years.

Finally, the Compensation Committee reserves the authority to grant discretionary bonuses, on a selective basis, when the Committee members believe that conditions justify the award of such bonuses. However, during the past three years, no discretionary bonuses were awarded to any of the Named Officers.

Stock Options and Equity-Based Programs

In order to align the financial interests of senior executives and other key employees with those of our stockholders, the Committee grants stock options to its senior executives and other key employees on a periodic basis and makes contributions to an employee stock purchase plan under which officers and employees (who own less than 5% of the outstanding shares of Coast Distribution common stock) may elect to have a portion of their salaries withheld and used, together with the company’s contributions, to purchase shares of common stock. Stock option grants, in particular, reward senior executives and other key employees for performance that results in increases in the market price of the company’s common stock, which directly benefits all stockholders. Moreover, generally options are granted on terms which provide that the options become exercisable in cumulative annual installments, generally over a three-to-five-year period. The Compensation Committee believes that these features of the option grants not only provide an incentive for senior executives to remain in the employ of the Company, but also makes the Company’s earnings performance and longer term growth in share prices important for the executives who receive stock option grants.

Respectfully Submitted,

John W. Casey

Robert S. Throop

Leonard P. Danna

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004 (the “2004 Financial Statements”).

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, Grant Thornton, LLP (“Grant Thornton”), are responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States. The Audit Committee reviewed and discussed the 2004 Financial Statements with management and Grant Thornton. In addition, the Audit Committee has discussed the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Grant Thornton, has received written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed those independence disclosures and that letter with Grant Thornton, which did not perform any non-audit services for the Company in 2004.

The Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine whether the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. With the exception of Mr. Danna, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and none of the Audit Committee members, including Mr. Danna is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Grant Thornton. Additionally, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the 2004 Financial Statements has been carried out in accordance with generally accepted auditing standards, that the 2004 Financial Statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based solely on the Audit Committee’s review of the matters noted above and its discussions with the Company’s auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Leonard P. Danna

Robert S. Throop

John W. Casey

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee and Audit Committee Reports, and the Company Stock Price Performance Graph that follows, shall not be incorporated by reference into any such filings.

COMPANY STOCK PRICE PERFORMANCE

The following graph presents a five-year comparison of cumulative total returns for (i) Coast Distribution, (ii) an index comprised of companies within the recreational products markets that were selected by us (the “Peer Group”), and (iii) the American Stock Exchange composite index (the “AMEX Composite”). The Peer Group consists of Brunswick Corporation, Coachmen Industries Inc., Fleetwood Enterprises, Inc., and Winnebago Industries, Inc., which are manufacturers of recreational vehicles and boats, and West Marine Inc. which sells boating parts, supplies and accessories both at wholesale and at retail. The data for the graph was obtained from Media General Financial Services.

	1999	2000	2001	2002	2003	2004
The Coast Distribution System Inc.	100.00	25.00	20.80	73.60	227.71	309.08
Peer Group	100.00	72.21	108.51	104.48	170.86	230.80
AMEX Composite Index	100.00	98.77	94.22	90.46	123.12	140.99

The Stock Performance Graph assumes that $100 was invested, at the end of fiscal 1999, in Coast Distribution’s shares and in the shares of the companies comprising the Peer Group Index and the Amex Composite Index and that any dividends issued for the indicated periods were reinvested. Stockholder returns shown in the Performance Graph are not necessarily indicative of future stock performance.

APPROVAL OF THE 2005 STOCK INCENTIVE PLAN

(Proposal No. 2)

Introduction

As of June 30, 2005, only 61,500 shares remained available for stock option grants under our 1999 Stock Incentive Plan (or the “1999 Plan”), which is the only stock incentive plan pursuant to which we are currently authorized to grant stock options to officers, employees and directors. As a result, on July 21, 2005, the Board of Directors adopted, subject to stockholder approval, the 2005 Stock Incentive Plan (the “2005 Plan”), which sets aside 350,000 shares of our common stock for the grant of stock options and restricted stock purchase rights to officers, other key employees and directors of the Company and its subsidiaries. The 350,000 shares represent approximately 7.75% of our outstanding shares of common stock.

Reasons for Adoption and Purposes of the 2005 Stock Incentive Plan.    The Board of Directors believes that the Company needs to be able to grant options and rights to purchase restricted stock in order to offer meaningful incentives to retain existing, and attract new, officers, key employees and directors and to enable us to remain competitive with other companies with which we compete for available personnel.

Additionally, the Board of Directors believes that the grant of options and rights to purchase restricted stock helps to align the interests of management and key employees with those of the Company’s stockholders, because grants of options and stock purchase rights provide incentives for management and other key employees and directors to achieve results that will lead to increases in the price of the Company’s shares, which benefits our stockholders.

Moreover, it is the policy of the Compensation Committee, which will have authority to grant stock options and rights to purchase restricted stock under the 2005 Plan, that as a general matter options and the stock purchase rights should vest over periods of at least four years, in order to place a greater emphasis on the achievement of longer term improvements in Company performance and to provide a incentive for officers and key employees to remain in the Company’s employ.

For these reasons the Board of Directors is unanimous in its belief that adoption of the 2005 Plan is in the best interests of the Company and its stockholders.

Vote Required for Approval of the 2005 Plan.    Approval of the 2005 Plan requires the favorable vote of the holders of a majority of the shares of common stock that are present or represented and voted on this Proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is given with respect to this Proposal in any proxy will be voted FOR approval of the 2005 Plan. Abstentions will have the same effect as a vote against adoption of the 2005 Plan, and broker non-votes will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE 2005 PLAN

Description of the 2005 Plan

The essential features of the 2005 Plan are summarized below. The summary does not purport to be a complete description of the 2005 Plan. Copies of the 2005 Plan can be obtained, without charge, by writing to the Secretary, The Coast Distribution System, Inc., 350 Woodview Avenue, Morgan Hill, California 95037.

Authorized Number of Shares under the Plan.    In order to accomplish the purposes of the 2005 Plan (which are described above), the Plan sets aside 350,000 shares of the Company’s common stock for grants of options and restricted rights to purchase common stock of the Company under the terms of the 2005 Plan, subject to the limitation that the maximum number of shares of common stock that may be the subject of grants of options and restricted stock purchase rights under the Plan to any Plan participant in any one year may not exceed 100,000 shares. The number of shares authorized for issuance under the 2005 Plan, and the foregoing limitation on annual grants to Plan participants, will be subject to adjustment in the event of stock splits, stock dividends and other similar changes in the capital structure of the Company.

As of July 15, 2005, options to purchase an aggregate of 460,899 shares of common stock, at an average exercise price of $3.83 per share, were outstanding under the Company’s existing stock incentive plans, which had been approved by the Company’s stockholders. As of that date, a total of 61,500 shares were available for the grant of additional options. Set forth below is certain information regarding options that had been granted and were outstanding under those Plans as of July 15, 2005:

Range of Exercise Prices	Number of Shares Subject to Outstanding Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.63 – $3.50	257,899	5	$2.61
$4.13 – $7.88	203,000	6	$5.39

$0.63 – $7.88	460,899	5	$3.83

The following table sets forth information regarding the shares for which options were granted and shares of our common stock for which options were exercised, both in absolute numbers and as a percentage of the weighted average number of the Company’s shares that were outstanding, in each of the following three years:

	Year Ended December 31,
	2002		2003		2004
	Number of Shares	Percent of Outstanding Shares(1)	Number of Shares	Percent of Outstanding Shares(1)	Number of Shares	Percent of Outstanding Shares(1)
Option Grants	26,000	0.6%	51,000	1.1%	33,000	0.7%
Option Exercises	0	0.0%	105,500	2.4%	131,300	2.9%

(1)	The weighted average number of shares outstanding for the years ended December 31, 2002, 2003 and 2004 were 4,386,987, 4,436,163 and 4,577,405 shares, respectively.

Administration of the Plan.    The 2005 Plan provides that it shall be administered by the Board of Directors or a Committee of the Board designated by it. The Board of Directors has designated its Compensation Committee to administer, and to make grants of options and restricted stock purchase rights under, the 2005 Plan. That Committee is currently comprised of three directors, all of whom are independent (as that term is defined in the Rules of the American Stock Exchange applicable to companies, like Coast, that are listed on that Stock Exchange. Subject to the provisions of the 2005 Plan, the Committee has full authority to implement, administer and make all determinations necessary under that Plan.

Incentive and Nonqualified Stock Options.    Options to purchase common stock granted under the 2005 Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified stock options,” as determined by the Committee at the time of grant. Incentive stock options provide certain income tax benefits to optionees under the Code that are not available to holders of nonqualified options. See “Summary of United States Federal Income Tax Consequences” below.

Eligibility to be Granted Incentive Stock Options under the 2005 Plan.    Only officers and other employees of the Company, or of any subsidiary or parent corporation of the Company, are eligible to receive incentive options under the 2005 Plan. As of July 15, 2005, there were a total of 4 executive officers and 350 other employees of the Company or its subsidiaries that would have been eligible to receive a grant of incentive stock options under the 2005 Plan. An employee who is granted an incentive option may, if otherwise eligible, be granted additional incentive options, or nonqualified options or rights to purchase restricted stock, if the Committee so determines. However, if the aggregate market value of the incentive options of an optionee that become exercisable for the first time in any year were to exceed $100,000, only the first $100,000 of such options would be accorded incentive stock option treatment under the Code. The remaining options, in that event, would be treated as nonqualified options for income tax purposes. For purposes of determining whether or not this limitation has been exceeded, such options would be valued at the fair market value of the underlying shares determined as of the date the options were granted.

Nonqualified Options and Rights to Purchase Restricted Stock.    Officers and other employees and members of the Board of Directors (whether or not they also are employees) of the Company, or of any subsidiary or parent corporation of the Company, will be eligible to receive nonqualified options and rights to purchase restricted stock under the 2005 Plan.

An individual who has been granted a nonqualified option or a right to purchase restricted stock may be granted an incentive option (if he or she also is an officer or employee) or additional nonqualified options or restricted stock purchase rights, if the Committee so determines.

Exercise Prices of Options and Payment for Shares.    The exercise price of any option granted under the 2005 Plan, whether it is an incentive or a nonqualified option, must be at least equal to 100% of the fair market value per share of the Company’s common stock on the date the option is granted, except in the case of an incentive option that is granted to an optionee who owns 10% or more of the outstanding shares of common stock of the Company (a “10% stockholder”), as to whom the exercise price must be at least 110% of such fair market value. Payment of the exercise price of options may be made, in the discretion of the Committee, by (i) cash, (ii) check, (iii) delivery of shares of the Company’s common stock already owned by the optionee, (iv) cancellation of a portion of the option having a fair market value equal to the aggregate exercise price of the shares being acquired (a “net exercise”), (v) cancellation of any indebtedness owned by the Company to, or a waiver of compensation due, the optionee, (vi) a “same day sale” or “margin” commitment from an optionee (provided he or she is not an executive officer of the Company), or (vii) any combination of the foregoing methods or any other consideration or method of payment permitted by applicable law.

Vesting and Termination of Options.    When granting options under the 2005 Plan, the Committee has the authority to determine the time or times at which such options will become exercisable (that is, when and in what increments options will “vest”), subject to the requirement that options must expire no later than 10 years from the date of grant (or five years with respect to any incentive options granted to a 10% stockholder).

Options are nontransferable, other than upon death, in which case they may be transferred by will or the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company. If an optionee’s employment or service with the Company or any subsidiary is terminated for any reason, those of his or her options that have not yet become exercisable will terminate automatically. Any options that have previously become exercisable will remain exercisable for such period of time, not exceeding three months, after termination of employment, as shall be determined by the Compensation Committee at the time the options are granted. However, if the termination of employment or service is due to the optionee’s death or disability, the options that had become exercisable prior to such termination of employment or service will remain exercisable for 12 months thereafter. Upon termination of any unexercised option, the shares subject to that option will again be available for the grant of options under the 2005 Plan, as will any option shares that may be repurchased by the Company.

Rights to Purchase Restricted Common Stock.    Rights to purchase restricted stock are rights granted to eligible Plan participants entitling them to purchase shares of common stock (“restricted shares”) pursuant to a restricted stock purchase agreement. Upon exercise of those rights, the participant will acquire ownership of the restricted shares subject to the grant. However, the participant’s right to continued ownership of the shares generally will be subject to vesting requirements determined by the Committee and set forth in the stock purchase agreement, which will provide that, if those vesting requirements are not satisfied, the Company will become entitled to repurchase any or all of the unvested shares at the price paid for them by the participant. Such vesting requirements may include a requirement that the participant remain in the Company’s employ or service for a specified period of time or that specified performance goals or objectives be achieved by the Company or the participant. The stock purchase agreement also may permit the purchase price for the restricted shares to be paid by delivery of a promissory note providing for payment of the amount of the note in installments over a multi-year period or in a lump sum payment at the maturity date of the note. Since a participant will become the owner of the restricted shares on his or her exercise of the right to purchase those shares, the participant will (except as described below) have all of the rights of a stockholder with respect to those shares, including the right to vote and to receive any dividends that might be declared on the Company’s outstanding common stock.

However, it is expected that in most instances the stock purchase agreements will provide that, until the vesting requirements have been satisfied, the Company shall be entitled to retain possession of the shares, the transferability of which will be restricted, and to apply any dividends paid on those shares to the payment of the then unpaid portion of the purchase price of the restricted shares. The purchase price payable for restricted shares will be determined by the Compensation Committee at the time of grant and may be less than the then fair market value of the shares, if deemed appropriate by the Committee, except that the purchase price payable for restricted shares granted to the Company’s CEO and the four highest compensated officers of the Company, in addition to the CEO, may be no less than the fair market value of the Company’s shares on the date such rights are granted. As is the case with stock options granted under the 2005 Plan, the purchase price for restricted shares may be paid in cash or in another form of consideration approved by the Committee, including the delivery of already owned shares by the participant or a promissory note, as provided in the stock purchase agreement or as approved by the Committee. Upon any reacquisition by the Company of the shares subject to restricted stock purchase grants, whether due to a failure of those shares to have become vested or otherwise, those shares will become available for the grant thereafter of stock options or rights to purchase restricted stock under the 2005 Plan.

Change in Control.    In the event of a change in control (as defined in the 2005 Plan) of the Company, vesting of options and restricted shares will accelerate automatically unless the options or restricted stock purchase agreements are assumed by the acquiring or successor entity (or parent thereof), or there is substituted therefor by the acquiring or successor entity, new options or other incentives on terms and conditions which the Committee, in its discretion, considers equitable. If options are assumed or replaced with new options or other incentives by the acquiring or successor entity (or parent thereof), then, the vesting of those substituted options or other incentives shall accelerate and they shall become fully exercisable in the event the participant’s employment or service relationship with the Company or any subsidiary, or such successor entity, as the case may be, is terminated within a period of time, not exceeding 12 months, following the change in control, as determined by the Committee. However, the Committee may, in its discretion, provide for other vesting arrangements in option agreements, or restricted stock purchase agreements, including arrangements which provide for full acceleration of vesting upon a change in control whether or not the acquiring entity agrees to assume, or substitute new options or incentives for, the existing options or any unvested restricted shares. In any event, upon consummation of a change of control of the Company, any options that are neither assumed nor exercised will terminate.

Amendments to and Termination of the Plan.    The Committee may from time to time alter, amend, suspend or terminate the 2005 Plan in such respects as the Committee may approve. However, no alteration, amendment, suspension or termination of the Plan may substantially affect in an adverse manner, or impair, the rights of any holder of any outstanding options or restricted shares without that holder’s prior consent. Unless sooner terminated, the 2005 Plan will terminate on June 30, 2015.

Summary of United States Federal Income Tax Consequences

The following is a summary of certain United States Federal income tax consequences of participation in the Company’s 2005 Plan. The summary should not be relied upon as being complete. United States tax laws are complex and subject to change. Moreover, participation in the 2005 Plan may also have consequences under state and local tax laws, as well as foreign tax laws, which may vary from the United States Federal income tax consequences described below. For such reasons, the Company recommends that each 2005 Plan participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Options.    No taxable income will be recognized by an optionee under the 2005 Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option also may result in an “item of adjustment” for purposes of the “alternative minimum tax.”

If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of such sale or disposition in an amount equal to the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such shares before the expiration of either the one-year or two-year period described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the shares on the date of exercise, the gain realized, in excess of the amount taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of the disqualifying disposition.

Section 55 of the Code imposes an “alternative minimum tax” on an individual’s income to the extent the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

An optionee who is subject to the alternative minimum tax in the year of exercise of an incentive option may claim, as a credit against the optionee’s regular tax liability in future years, the amount of alternative minimum tax paid that is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

Under the 2005 Plan, the Committee may permit an optionee to pay the exercise price of an incentive option by delivering shares of common stock of the Company already owned by the optionee, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the optionee, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the optionee upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for capital gain purposes as the optionee’s basis and holding period in the old shares. The balance of the shares received by the optionee upon exercise of the option will have a tax basis equal to any cash paid by the optionee, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

Nonqualified Options.    No taxable income is recognized by an optionee upon the grant to him or her of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by an optionee who is an employee will be subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied.

If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above).

The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise.

Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term or short-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Shares.    If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when the Company’s repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the restricted shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by the Company out of the participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

If a Section 83(b) election is made within 30 days after the date of exercise of the restricted stock purchase right, or if no repurchase rights are retained by the Company, then the participant will recognize ordinary income on the date of exercise in an amount equal to the excess of the fair market value of such shares on the date of exercise over the purchase price that is payable for such shares.

Tax Withholding

Under the 2005 Plan, the Company has the power to withhold, or require an optionee to remit to the Company, an amount sufficient to satisfy United States Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under the 2005 Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted shares up to an amount determined on the basis of the highest marginal tax rate applicable to such optionee, in whole or in part, by (i) directing the Company to apply shares of Company common stock to which the optionee is entitled as a result of the exercise of an option or the lapse of restrictions on restricted shares, or (ii) delivering to the Company shares of common stock owned by the participant.

INDEPENDENT ACCOUNTANTS

Grant Thornton, LLP (“Grant Thornton”) audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2004. A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Grant Thornton has been engaged by the Audit Committee to conduct reviews of the Company’s quarterly financial statements for the first three quarters of 2005 and to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2005.

The Audit Committee’s policy, as set forth in its Charter, is to pre-approve services to be performed by Coast’s independent registered public accountants in the categories of audit services, audit-related services, tax services and other services. Additionally, the Audit Committee considers on a case-by-case basis and, if appropriate, approves specific engagements that are not otherwise pre-approved.

Services Rendered and Fees Billed by Grant Thornton for 2004 and 2003.    The only services performed by Grant Thornton for us relating to the fiscal years ended December 31, 2004 and 2003 were audit services that consisted of the audit of our consolidated financial statements for, and reviews of our Quarterly Reports on Form 10-Q filed with the SEC during, the years ended December 31, 2004 and 2003. The fees billed by Grant Thornton for those services in fiscal 2004 and fiscal 2003, totaled $213,000 and $144,000, respectively.

The Audit Committee pre-approved the engagements of Grant Thornton to render those audit services for both 2004 and 2003.

Grant Thornton did not provide any audit related services, tax services or any other services for the Company in 2004 or in 2003.

SOLICITATION

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, Company directors, officers and employees (who will not receive any additional compensation therefor) may communicate with stockholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2006 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2005 Annual Meeting. However, if the date of our Annual Meeting in 2006 changes by more than 30 days from the first anniversary of the date on which our 2005 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2006 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

ANNUAL REPORT

The 2004 Annual Report to Stockholders of the Company is being sent with this Proxy Statement to each stockholder of record as of July 15, 2005. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

Sandra A. Knell

Secretary

July 27, 2005

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AS AMENDED TO DATE, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 AND AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS, AT NO CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, THE COAST DISTRIBUTION SYSTEM, INC., 350 WOODVIEW AVENUE, MORGAN HILL, CALIFORNIA 95037.

PROXY

THE COAST DISTRIBUTION SYSTEM, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS — AUGUST 31, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies and appoints Thomas R. McGuire and Robert S. Throop, and each of them, individually, as attorneys and Proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the other side of this Proxy, all shares of common stock of The Coast Distribution System, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s Executive Offices, 350 Woodview Avenue, Morgan Hill, California, at 10:00 A.M. (Pacific Time) on Wednesday, August 31, 2005, and at any postponements or adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS

PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Ú  DETACH PROXY CARD HERE  Ú

☒ Please mark in dark ink in the manner shown	(continued from other side)

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS NOs. 1 AND 2

Proposal No. 1.	Election of the Class II Director for a term of three years:	☐	FOR THE NOMINEE LISTED BELOW	☐	WITHHOLD AUTHORITY (to vote for the nominee listed below)

John W. Casey

Proposal No. 2.	Approval of the 2005 Stock Incentive Plan, which authorizes the Company to grant, to officers, directors, employees and service providers of the Company, options and restricted rights to purchase up to 350,000 shares of common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3.	IN THEIR DISCRETION, UPON OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ABOVE. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEE AS THE CLASS II DIRECTOR AND FOR APPROVAL OF THE 2005 STOCK INCENTIVE PLAN. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

Date: 2005

Signature

Signature if held jointly

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in fiduciary capacity should state their full titles as such.